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                                                                    Exhibit 10.9

                              RETENTION AGREEMENT
                                    BETWEEN
                                AQUASOURCE, INC.
                                      AND
                               FRANK A. HOFFMANN

     THIS AGREEMENT is by and between AquaSource, Inc., a Delaware corporation (the "Company"), and Frank A. Hoffmann (the "Employee"), and is made effective as of the 28/th/ day of February, 2002.

                              W I T N E S S E T H:

     WHEREAS, the Employee is President and a valuable employee of the Company, an integral part of its executive management, and a key participant in the decision-making process relative to short-term and long-term planning and policy for the Company;

     WHEREAS, the Company is a direct subsidiary of DQE, Inc. ("DQE"), and the Employee is an Executive Vice President of DQE; and

     WHEREAS, the Company wishes to encourage the Employee to continue his career and services with the Company for the period during and after any actual or threatened change in control that would substantively change his current scope of responsibilities.

     NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

     1.  Definitions.

          a. "Affiliate" of any entity shall mean any parent or Subsidiary of such entity.

          b. "Board" shall mean the Board of Directors of the Company.

          c. "Cause" shall mean either of the following that is materially and demonstrably detrimental to the goodwill of the Company or materially damaging to the relationships of the Company with its customers, suppliers or employees:
(i) conviction of the Employee of a felony involving moral turpitude or (ii) negligence or willful misconduct by the Employee in the performance of his duties.

          d. "Change in Control" shall mean any person or persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange
Act ("Person")), other than DQE or an Affiliate thereof, is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company collectively representing more than 50 percent of the combined voting power of the then outstanding securities eligible to vote for the election of the Board of the Company, or a disposition of all or substantially all of the Company's assets to any entity other than DQE or an Affiliate thereof.
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          e. "Compensation" shall mean the sum of (i) the Employee's annual rate of base salary in effect on the date of the Change in Control (the "Annual Salary" currently set at $185,000 per year), (ii) an annual cash incentive amount determined by multiplying (A) the Employee's Annual Salary, times (B) the Employee's annual incentive bonus target percentage (currently set at 35%) for the year in which the Change of Control would occur (such annual cash incentive, as determined pursuant to this subsection (e), the "Annual Incentive"), and
(iii) $200,000. Any reduction in annual rate of base salary that would constitute a Constructive Discharge hereunder shall be disregarded for purposes of determining the Employee's Annual Salary; provided, further, that if at the time of the Employee's termination of employment it is substantially certain that an annual cash incentive will or, absent a termination of employment and/or a Change in Control, would have been paid and the amount of such incentive is greater than the Annual Incentive amount determined as provided above, then the amount that it is substantially certain will be or would have been paid, rather than the Annual Incentive as determined above, shall be considered the Employee's Annual Incentive for purposes of this Agreement.

          f. "Competing Business" shall mean any person, corporation or other entity engaged in the design, construction, operation and/or management of water utilities and/or the design, construction, operation and/or management of wastewater utilities wherever located in the continental United States.

          g. "Confidential Information" shall mean all information disclosed to the Employee or known by the Employee as a consequence of or through the Employee's employment, that is not generally known in the industry in which the Company and/or an Affiliate of the Company is or may become engaged, about the Company's or any such Affiliate's business, products, processes, and services, including, but not limited to, proprietary information and trade secrets of the Company and its Affiliates, and information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the Company and its Affiliates from outside sources is Confidential Information unless and until it is designated otherwise.

          h. "Constructive Discharge" shall mean any of the following:

                    (i) a change by the Company in the Employee's position that is so material and substantial that the Employee will lose substantial stature in the business community;

                    (ii) any material failure by the Company to comply with any of the provisions of this Agreement;

                    (iii) the Company requiring the Employee to be based at any office or location more than 35 miles from the location at which he performed services immediately prior to the occurrence of the Change in Control;

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                    (iv)  a reduction in the Employee's rate of base pay, annual incentive opportunity, or long term incentive opportunity;

                    (v)   a reduction that is more than de minimis in the annual
                                                        -- -------
benefit accrual rate under DQE's qualified defined benefit pension plans;

                    (vi)  a reduction that is more than de minimis in the long-
                                                        -- -------
term disability and life insurance coverage provided to the Employee; or

                    (vii) failure of a successor or assign to assume and agree to perform this Agreement pursuant to Section 13 hereof.

No such event described above shall constitute Constructive Discharge unless the Employee has given written notice to the Company specifying the event relied upon for such termination within one year after the occurrence of such event (or, if earlier, prior to the end of the Coverage Period) and the Company has not remedied such within 30 days of receipt of such notice.

The Company and the Employee, upon mutual written agreement, may agree that an event that would otherwise constitute a Constructive Discharge under any of the foregoing provisions shall not constitute a Constructive Discharge.

          i. "Coverage Period" shall mean the period of time which (A) begins on the earlier of (i) the date on which the Company makes a public announcement of its intention to complete a Change in Control transaction, (ii) the date on which the Company's Board approves a Change in Control transaction, or (iii) the date on which a Change in Control transaction occurs and (B) ends on the earlier of (i) the date on which the Company announces to the Employee that the Company is no longer actively pursuing a Change in Control transaction, (ii) the date on which the Company announces to the Employee that the Company intends to abandon a Change in Control transaction, or (iii) the date 36 full calendar months following the date on which a Change in Control occurs.

          j. "Disability" shall mean an injury or illness that permanently prevents the Employee from performing services for the Company and that qualifies the Employee for payments under the long-term disability plan in which the Employee participates.

          k. "Invention" shall mean discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company and its Affiliates.

          l. "Offer of DQE Employment" shall mean a written offer of employment received by the Employee from DQE or an Affiliate thereof no later than 30 days prior to the effective date of the Change of Control. The Offer of DQE Employment shall have been approved by DQE's board of directors and shall contain (a) a description of the scope of responsibilities for the offered position and (b) an itemized listing of all components of compensation, including but not limited to, Compensation as defined in (e) above and all perquisites of the offered position.

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          m. "Offer of Successor Employment" shall mean a written offer of employment received by the Employee from a successor to the Company in a Change of Control. The Offer of Successor Employment shall have been approved by the successor's board of directors and shall contain (a) a description of the scope of responsibilities for the offered position and (b) an itemized listing of all components of compensation and perquisites of the offered position. The annual compensation for the offered position shall be valued at a minimum of $450,000, of which no more than 31 percent shall be at-risk compensation.

          n. "Subsidiary" or "Subsidiaries" shall mean with respect to any entity, any corporation, partnership, limited liability company or other entity of which (i) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such entity, one or more of the other Subsidiaries of such entity or a combination thereof, or (ii) if a partnership, limited liability company or other entity, fifty (50) percent or more of the partnership, membership or other similar equity ownership interest thereof is at the time owned or controlled, directly or indirectly, by such entity, one or more of the other Subsidiaries of such entity or a combination thereof. For purposes hereof, such entity and its Subsidiaries will be deemed to have fifty
(50) percent or more ownership interest in a partnership, limited liability company or business entity if such entity and its Subsidiaries are allocated fifty (50) percent or more of partnership, limited liability company or other entity gains or losses or control the general partner, managing member or similar managing body of such partnership, limited liability company or other entity.

          o. "Works" shall mean, to the extent created by the Employee in the course of or as a result of the Employee's employment by the Company, all material and information fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs and source and object codes.

     2.   Term

     This Agreement shall be effective as of the date first above written and, unless otherwise terminated in accordance with the terms hereof, shall continue thereafter until 36 full calendar months following the date of an occurrence of a Change in Control or an extension of an Offer of DQE Employment which the Employee accepts, whichever is earlier; provided, however, Section 11 shall continue in effect beyond the Employee's termination of employment with the Company; provided, further, that this Agreement shall in no event terminate prior to satisfaction of all of the Company's or a successor's obligations pursuant to this Agreement in connection with a termination of the Employee's employment occurring within the Coverage Period.

     3.   Severance Benefit.

               a. If, at any time during the Coverage Period, the Employee's employment is terminated by the Company for any reason other than Cause, death or Disability or the Employee's employment is terminated by the Employee because of a Constructive Discharge (provided that for purposes of this Agreement, if the Employee at any time accepts an Offer of DQE Employment, or, immediately after or in connection with a Change of Control, the Employee receives an Offer of Successor Employment, then the Employee shall not be deemed

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to have experienced a termination of employment solely by reason of such Change in Control and/or change of employers; provided, further, that if, as described above, the Employee accepts an Offer of DQE Employment or receives an Offer of Successor Employment in connection with a Change in Control, Section 11 of this Agreement and related definitions shall be deemed amended so that they apply in all respects to the Employee's employer following such change of employment and the Employee agrees to execute any documents necessary to memorialize such amendments), then,

                    (i) no later than the earlier of (A) five business days after such termination or (B) immediately prior to the date of the consummation of a transaction that constitutes a Change in Control if it is determined prior to such date that the Employee's employment will be terminated by the Company for a reason other than Cause, death or Disability, or that the Employee will have experienced a Constructive Discharge and the effective date of the termination of the Employee's employment will be on or before the consummation of a transaction that constitutes a Change in Control, the Company shall pay to the Employee (or, if the Employee dies after termination of employment but before receiving all payments to which he has become entitled hereunder, to the estate of the Employee)

                         (A) a lump sum cash payment of accrued but unpaid
salary and accrued but unused vacation;

                         (B) a lump sum cash payment of a prorated portion of
the Employee's Annual Incentive (unless the Employee receives his annual cash incentive for the year of termination pursuant to another plan, policy or arrangement), determined by calculating the product of (1) the amount of the Employee's Annual Incentive, and (2) a fraction, the numerator of which is the number of days worked in the year in which the termination of employment occurs and the denominator of which is 365;

                         (C) Beginning on the next regularly scheduled payday
following the date of the termination of the Employee's employment, the Company will pay to the Employee seventy-two (72) semi-monthly payments, the total of all being an amount equal to three (3) times the Employee's Compensation ("Compensation Continuance).

                         (D) a lump sum cash payment equal to the remaining,
unpaid capital account balance associated with the Employee's previous participation in the Equity Participation Plan of DQE Systems, Inc.;

                         (E) a lump sum cash payment of $28,800; and

                    (ii) in addition, benefits, of the same kind and at the same cost to the Employee as if still employed by the Company, excluding continued contributions to the 401(k), for the length of the Employee's Compensation Continuance period; provided, however, that to the extent the Employee receives life, medical, dental, hospitalization or long-term disability benefits from a subsequent employer, such benefits provided by the Company under this Section 3a.(ii) shall be secondary to those received from the subsequent employer. If and to the extent permitted by the applicable plan or plans and applicable law, Employee qualified pension benefits and benefits under the PSSP will continue to accrue during the Compensation Continuance period on that part of Compensation that is Annual Salary and Annual Incentive.

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                     b. In the event of the Employee's death during the Coverage
Period, this Agreement shall terminate and the Company's only obligation under this Agreement shall be to pay the Employee's estate or legal representative the Employee's annual base salary provided herein to the extent earned by the Employee prior to the Employee's death. The Company may, in its sole discretion, pay the estate or legal representative a bonus that the Employee earned prior to his death. The Company shall have no further obligations under this Agreement. Nothing contained herein shall affect the Company's obligation(s) to provide death benefits under any plan, policy, or arrangement other than this Agreement.

                     c. In the event of the termination of the Employee's employment during the Coverage Period due to the Employee's Disability, the Company's only obligation under this Agreement shall be to pay to the Employee or his personal representative the Employee's annual base salary to the extent earned by the Employee prior to the termination of employment. The Company shall have no further obligations under this Agreement. Nothing contained herein shall affect the Company's obligation(s) to provide disability benefits to the Employee under any plan, policy, or arrangement other than this Agreement.

                     d. In the event that the Company terminates the Employee's employment for Cause or the Employee terminates his employment without experiencing a Constructive Discharge, the Company shall only be obligated to pay to the Employee the Employee's annual base salary to the extent earned by the Employee prior to the termination of employment. The Company shall have no further obligations under this Agreement.

                     e. In the event of any termination of the Employee's employment described in Sections 3a through 3d, the Employee shall be under no obligation to seek other employment, and, except as provided in Section 3a(ii) with respect to benefits, there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment.

                     f. It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, termination or severance payments and benefits provided under DQE's or the Company's other termination or severance plans or agreements ("Other Termination Benefits"). Other Termination Benefits the Employee receives, or is entitled to receive in the future, shall reduce payments and benefits provided hereunder unless, either the payments and benefits hereunder or the Other Termination Benefits are waived by the Employee.

                     g. Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement, unless and until (i) the Employee executes (A) a release of the Company and DQE and their Affiliates and related parties, in such form as the Company may reasonably request, of all claims against the Company and DQE and their Affiliates and related parties relating to the Employee's employment and termination thereof, (B) a resignation from all positions as an employee, officer, director and/or committee member of the Company, DQE and their respective Affiliates and (C) an agreement to continue to comply with, and be bound by, the provisions of Section 11 hereof, and (ii) the expiration of any applicable waiting or revocation periods related to such release and agreement.

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                     h. In no event shall a termination of the Employee's
employment that occurs before or after the Coverage Period, whether by the Company or by the Employee, entitle the Employee to any benefits or payments under this Agreement.

     4. Source of Payments.

       The Company shall not be required to establish a special or separate fund or other segregation of assets to assure payments hereunder, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.

      5. Litigation Expenses: Arbitration.

          a. Full Settlement, Litigation Expenses; Arbitration. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. The Company agrees to pay, upon written demand therefor by the Employee, all legal fees and expenses the Employee reasonably incurs as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case, interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. The Employee agrees to repay to the Company any such fees and expenses paid or advanced by the Company if and to the extent that the Company or such others obtains a judgment or determination that the Employee's claim was frivolous or was made in bad faith from the arbitrator or a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise. Notwithstanding any provision hereof or any other agreement, the Company may offset any other obligation it has to the Employee by the amount of such repayment. In any such action brought by the Employee for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion. The obligation of the Company and the Employee under this Section 5 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

          b. Except for disputes involving the provisions of, or matters addressed in, Section 11 hereof, in the event of any dispute or difference between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Employee or the Company may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the Employee has notified the Company of his desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration

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Association (the "AAA") in Pittsburgh, Pennsylvania, upon the application of the
Employee. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute.
Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Rules of the AAA. The Employee's expenses for such proceeding shall be paid, or repaid to the Company, as the case may be, as provided in Section (a) of this Section 5.

      6. Tax Withholding.

      The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

      7. Confidentiality Agreement.

      The Employee is a party to a Non-Competition and Confidentiality Agreement dated as of August 17, 2000, as amended by Amendment No. 1 to Non-Competition and Confidentiality Agreement dated as of __________, 2002, (as so amended, the "Confidentiality Agreement"). In consideration of this Agreement and other good and valuable consideration, the Employee and the Company agree that during the Coverage Period, the provisions of the Confidentiality Agreement shall be superseded by the terms of this Agreement; provided, however, if the Employee is an employee of the Company, its successor or an Affiliate of either on the date the Coverage Period ends, then beginning on such date the provisions of the Confidentiality Agreement shall be reinstated in all respects.

      Employee acknowledges and agrees that, except as expressly set forth above, the covenants, promises and agreements set forth in the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and provisions, including but not limited to the restrictions on competition set forth therein.

      8. Entire Understanding.

      This Agreement shall supersede any severance or termination agreements, plans or policies entered into prior to the date first set forth above by and between the Company and the Employee or otherwise applicable to the Employee (other than the Confidentiality Agreement), and, upon expiration of the revocation period set forth in Section 16 hereof, any such agreements, plans or policies shall be cancelled and the parties hereto shall have no further rights or obligations thereunder (other than the Confidentiality Agreement).

      9. Severability.

      If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision

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of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

      10. Notices.

      All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

            a.     to the Company:                  With a copy to:
                   AquaSource, Inc.                 DQE, Inc.
                   200 Corporate Center Drive       411 Seventh Ave.
                   Suite 300                        Pittsburgh, PA 15219
                   Moon Township, PA 15108          Attention:  General Counsel
                   Attention:  General Counsel

            b.     to the Employee:
                   Frank A. Hoffmann
                   1050 Printers Place
                   Pittsburgh, PA 15237

or to such other address as either party shall have previously specified in writing to the other.

      11. Confidentiality, Inventions, Works, Noncompete, Nonsolicitation, etc.

      The Employee acknowledges that the severance benefits provided hereunder are substantial and are good and adequate consideration for the purposes of the covenants, promises and agreements of this Section 11 and all other provisions of this Agreement.

          a. The Employee acknowledges that all Confidential Information shall at all times remain the property of the Company and its Affiliates. The Employee will safeguard and maintain on the premises of the Company, to the extent possible in the performance of the Employee's work for the Company or an Affiliate of the Company, all documents and things that contain or embody Confidential Information. Except as required as part of the Employee's duties to the Company or as may otherwise be required by law or legal process, the Employee will not, during his employment by the Company or an Affiliate of the Company, or thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information without having first obtained written permission from the Company or such Affiliate, if applicable.

          b. (i) All Inventions made or conceived by the Employee, either solely or jointly with others, (A) during the Employee's employment by the Company and
(B) if the Employee voluntarily terminates his employment other than due to a Constructive Discharge, for a period of one (1) year following such termination, whether or not such Inventions are made or conceived during the hours of the Employee's employment or with the use of the Company's or any of its Affiliates' facilities, materials, or personnel, will be the property of the Company or its nominees.

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                    (ii) The Employee will, without royalty or any other
additional consideration:

                         (A) inform the Company promptly and fully of such
Inventions by written report, setting forth in detail a description, the operation and the results achieved;

                         (B) assign to the Company all the Employee's right,
title, and interest in and to such Inventions, any applications for United States and foreign Letters Patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon such Inventions and any United States and foreign Letters Patent;

                         (C) assist the Company or its nominees, at the expense
of the Company, to obtain, maintain and enforce such United States and foreign Letters Patent for such Inventions as the Company may elect; and

                         (D) execute, acknowledge, and deliver to the Company at
its expense such written documents and instruments, and do such other acts, such as giving testimony in support of the Employee's inventorship and invention, as may be necessary in the opinion of the Company to obtain, maintain or enforce the United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions.

          c. All Works created by the Employee during his employment by the Company or an Affiliate of the Company will be and remain exclusively the property of the Company or such Affiliate. Each such Work is a "work for hire" and the Company may file applications to register copyright as author thereof. The Employee will take whatever steps and do whatever acts the Company reasonably requests, including, but not limited to, placement of the Company's proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such works. The Employee will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission from the Company.

          d. The Employee covenants and agrees that, during the period of his employment by the Company or an Affiliate of the Company, and, if he voluntarily terminates his employment other than due to a Constructive Discharge, for a period of one (1) year following such termination, he shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business; provided, however, that he shall have the right to accept employment with a Competing Business whose business is diversified (the "Diversified Business"), if the employment is with a part of the Diversified Business which is not a Competing Business and if, prior to accepting such employment, he furnishes written assurances reasonably satisfactory to the Company from the Diversified Business and from the Employee that the Employee will not render services directly or indirectly in connection with any Competing Business. The Employee recognizes that the Company and its Affiliates conduct or intend to conduct business within the geographic area set forth herein, and therefore, the Employee agrees that this restriction is reasonable and necessary to protect the Company's and its Affiliates' business.

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          e. The Employee agrees that, if he voluntarily terminates his employment other than due to a Constructive Discharge, for a period of two (2) years following such termination, he shall not, directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company or an Affiliate of the Company with whom he had direct or indirect contact or about whom he may have acquired any knowledge while employed by the Company.

          f. The Employee agrees that, if he voluntarily terminates his employment other than due to a Constructive Discharge, for a period of two (2) years following such termination, he shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or an Affiliate of the Company to leave the Company or such Affiliate for any reason whatsoever, or hire or solicit the services of any employee of the Company or an Affiliate of the Company.

          g. The Employee understands and agrees that any violation of this Agreement shall be deemed material to continuing employment and could result in disciplinary action up to and including termination. The Employee acknowledges that the legal remedy available to the Company and its Affiliates for any breach of covenants on the part of the Employee may be inadequate, and, therefore, in the event of any threatened or actual breach of this Agreement, the Company or an Affiliate of the Company shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in a court with appropriate jurisdiction. The existence of any claim or cause of action by the Employee or other against the Company or an Affiliate of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company or an Affiliate of the Company of this Agreement. Unless otherwise agreed to in writing by the parties, Section 5(b) of this Agreement shall not apply or otherwise limit the parties' rights with respect to any cause of action (or portion of any cause of action) involving the provisions or subject matter of this Section 11.

          h. Termination of the Employee's employment, whether voluntary or involuntary, whether for Cause or without Cause, shall not impair or relieve the Employee of any the Employee's obligations under Sections 11(a) or 11(c) above. In addition, upon termination of the Employee's employment, for whatever reason, or upon request by the Company, the Employee will deliver to the Company the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence, documents, records, notebooks, computer disks and computer tapes and other repositories of Confidential Information and inventions then in the Employee's possession or under Employee's control, whether prepared by the Employee or by others. Upon termination of the Employee's employment, for whatever reason, or upon request by the Company, the Employee will deliver to the Company the originals and all copies of Works then in the Employee's possession or under the Employee's control.

      12. No Attachment.

      Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      13. Binding Agreement.

      This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as previously defined and any successor that assumes and agrees (or is otherwise required) to perform the Agreement.

      14. Modification and Waiver.

      This Agreement may be terminated, modified or amended by action of a majority of the members of the Company's board of directors at any time after the date on which an announcement is made to Employee by the Company that (i) it is no longer actively pursuing a Change in Control transaction or (ii) it intends to abandon a Change in Control transaction. After a Change in Control, except as expressly provided in Section 3(a) of this Agreement, this Agreement may not be terminated, modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

      15. Headings of No Effect.

      The Section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

      16. Revocation, Employee Acknowledgments, and Effective Date.

      The Employee shall have seven (7) calendar days after signing the Agreement to revoke it. Such revocation shall be in writing to the Company at the address set forth in Section 10. The Employee acknowledges that he has read and understands the provisions of this Agreement. The Employee further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement (or is given the opportunity to do so prior to the end of the revocation period hereunder) and that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement. The Employee shall have 21 days after receiving this Agreement to countersign and return it to the Company pursuant to Section 10 hereof. Any countersignature and/or return that is not made in accordance with the preceding sentence shall not constitute a valid agreement by the Employee to the terms of this Agreement, and, in such case, this Agreement shall be deemed null and void.

      17. Governing Law.

      This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.

      IN WITNESS WHEREOF, the Company through its officers duly authorized, and the Employee both intending to be legally bound have duly executed and delivered this Agreement, to be effective as of the date first set forth above.

                                     AQUASOURCE, INC.



                                     By: /s/Jon E. Evans
                                         ----------------------------
                                         Its Vice President and General Counsel



                                     EMPLOYEE


                                     /s/Frank A. Hoffmann
                                     --------------------------------

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